Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2008 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Annual Report on Form 10-K of Blackbaud, Inc. for the year ended December 31, 2007.

PricewaterhouseCoopers LLP

Raleigh, NC

August 4, 2008